CODE OF BUSINESS CONDUCT

This Code of Business Conduct is designed to give you a broad and clear understanding of the conduct expected of all our directors, officers and employees everywhere we do business. The Code of Business Conduct applies to all directors, officers and employees of Coca-Cola Embonor S.A. (the "Company") and its subsidiaries, who, unless otherwise specified, will be referred to jointly as "employees."

What you will see in the pages that follow are a series of conduct and ethical guidelines, including examples of real life dilemmas faced by Company employees. Most of what you will read probably won't surprise you, for the overarching theme of these guidelines can be summed up this way: As a representative of the Company, you must act with honesty and integrity in all matters.

                           SOME HIGHLIGHTS OF THE CODE

     Employees must follow the law wherever they are around the world.

     Employees must avoid conflicts of interest. Be aware of appearances.

     Financial records -- both for internal activities and external transactions -- must be timely and accurate.

     Company assets -- including computers, materials and work time -- must not be used for personal benefit.

     Customers and suppliers must be dealt with fairly and at arm's length.

     Employees must never attempt to bribe or improperly influence a government official.

     Employees must safeguard the Company's nonpublic information.

     Violations of the Code include asking other employees to violate the Code, not reporting a Code violation or failing to cooperate in a Code investigation.

     Violating the Code will result in discipline. Discipline will vary depending on the circumstances and may include, alone or in combination, a letter of reprimand, demotion, loss of merit increase, bonus or stock options, suspension or even termination.

     Under the Code, certain actions require written approval by your Principal Manager. The Principal Manager is your Chief Executive Officer or Chief Financial Officer or Corporate Operations Manager.

     For those who are themselves Principal Managers, written approvals must come from the Chief Executive Officer and Chief Financial Officer. Written approvals for executive officers and directors must come from the Board of Directors or its designated committee.

This Code should help guide your conduct. But the Code cannot address every circumstance and isn't meant to; this is not a catalogue of workplace rules. You should be aware that the Company has policies in such areas as fair competition, securities trading, workplace conduct and environmental protection, among others. Employees should consult the policies of the Company in specific areas as they apply.

                              YOUR RESPONSIBILITIES

     It is your responsibility to read and understand the Code of Business Conduct. You must comply with the Code in both letter and spirit. Ignorance of the Code will not excuse you from its requirements.

     Follow the law wherever you are and in all circumstances.

     Never engage in behavior that harms the reputation of the Company.

     Some situations may seem ambiguous. Exercise caution when you hear yourself or someone else say, "Everybody does it," "Maybe just this once," "No one will ever know" or "It won't matter in the end." These are signs to stop, think through the situation and seek guidance. Most importantly, don't ignore your instincts. Ultimately, you are responsible for your actions.

     You can seek guidance from the Corporate Controller.

     Employees are obliged to report violations, and suspected violations, of the Code. This includes situations where a manager or colleague asks you to violate the Code. In all cases, there will be no reprisals for making any reports, and every effort will be made to maintain confidentiality.

     You can report violations of the Code directly to your Principal Manager.

     Employees are obliged to cooperate with investigations into Code violations and must always be truthful and forthcoming in the course of these investigations.

     Managers have important responsibilities under the Code. Managers must understand the Code, seek guidance when necessary and report suspected Code violations. If a manager knows that an employee is contemplating a prohibited action and does nothing, the manager will be responsible along with the employee.

                                    CONFLICTS

                                   Of INTEREST


                                    OVERVIEW

Your personal activities and relationships must not conflict -- or appear to conflict -- with the interests of the Company. Keep in mind that the Code cannot specifically address every potential conflict, so use your conscience and common sense. When questions arise, seek guidance.

                               GENERAL PRINCIPLES

     Avoid situations where your personal interests conflict, or appear to conflict, with those of the Company.

     You may own up to 1% of the stock in a competitor, customer or supplier without seeking prior approval from your Principal Manager so long as the stock is in a public company and you do not have discretionary authority in dealing with that company. If you want to purchase more than 1% of the stock in a customer, competitor or supplier, or the company is non-public or you have discretionary authority in dealing with the company, then the stock may be purchased only with prior approval of your Principal Manager.

     Directors may own the stock of suppliers, customers and competitors. However, a director must remove himself or herself from any Board activity that directly impacts the relationship between the Company and any supplier, customer or competitor in which the director has a financial interest.

     If you have a financial interest in a transaction between the Company and a third party -- even an indirect interest through, for example, a family member -- that interest must be approved by your Principal Manager prior to the transaction. However, if you have a financial interest in a supplier or customer only because someone in your family works there, then you do not need to seek prior approval unless you deal with the supplier or customer or your family member deals with the Company.

     If you'd like to serve as an officer or director or consultant to an outside business on your own time, you must receive prior approval in writing from your Principal Manager. If your Principal Manager changes, or the circumstances of the outside business change substantially, you must seek re-approval. (Employees are permitted, however, to serve on charity boards or in family businesses that have no relationship to the Company.) This rule does not apply to non-employee directors of the Company.

     Any potential conflict of interest that involves an officer of the Company, of a division or of a subsidiary must be approved in advance by the Chief Executive Officer and Chief Financial Officer. Any potential conflict of interest that involves a director or executive officer of the Company must be approved by the Board of Directors or its designated committee.

     Loans from the Company to directors and executive officers are prohibited. Loans from the Company to other officers and employees must be approved in advance by the Chief Executive Officer, the Chief Financial Officer or its designated committee, according to Company policies.

                                    FINANCIAL

                                     RECORDS


                                    OVERVIEW

Every Company financial record -- including time sheets, sales records and expense reports -- must be accurate, timely and in accordance with the law. These records are the basis for managing the Company's business and for fulfilling its obligations to shareholders, employees, customers, suppliers and regulatory authorities.

If you know of violations by others, take note: You must report those instances, or you are in violation of the Code. Accurate records are everyone's responsibility. It's always a good idea to double-check them.

                               GENERAL PRINCIPLES

     Always record and classify transactions in the proper accounting period and in the appropriate account and department. Delaying or prepaying invoices to meet budget goals is a violation of the Code.

     Never falsify any document or distort the true nature of any transaction.

     All transactions must be supported by accurate documentation.

     All reports made to regulatory authorities must be full, fair, accurate, timely and understandable.

     Employees must cooperate with investigations into the accuracy and timeliness of financial records.

     To the extent estimates and accruals are necessary in Company reports and records, they must be supported by appropriate documentation and based on good faith judgment.

     Payments can only be made to the person or the firm that actually provided the goods or services, and must be made in the supplier's home country, where it does business, or where the goods were sold or services provided, unless approved in advance by the Chief Financial Officer and Chief Executive Officer.

                                     USE of

                                 COMPANY ASSETS


                                    OVERVIEW

Company assets are meant for Company, not personal, use. Company assets include your time at work and work product, as well as the Company's equipment and vehicles, computers and software, Company information, and trademarks and name.

Common sense should prevail, of course. The occasional personal phone call from your workplace, for example, is inevitable. Substantial personal phone calls, however, represent misuse. The point is to recognize that theft or deliberate misuse of Company assets is a violation of the Code.

                               GENERAL PRINCIPLES

     o You may not use the Company's assets for your personal benefit or the benefit of anyone other than the Company.

     o You may not take for yourself any opportunity for financial gain that you find out about because of your position at the Company or through the use of Company property or information.

     o Misuse of Company assets may be considered theft and result in termination or criminal prosecution.

     o You must have permission from your Principal Manager before you use any Company asset - including information, work product or trademark - outside of your Company responsibilities.

     o Before accepting payment for speeches or presentations related to the Company or your work at the Company, always get your Principal Manager's approval.

     o Company computer systems and equipment are meant for Company use only. For example, they should never be used for outside businesses, illegal activities, gambling or pornography.

                                  WORKING with

                              CUSTOMERS & SUPPLIERS


                                    OVERVIEW

It often is customary to exchange gifts and entertainment with customers and suppliers. The key is to keep an arm's length relationship. Avoid excessive or lavish gifts that may give the appearance of undue influence. Personal financial transactions with customers and suppliers that may influence your ability to perform your job are not permitted.

You should know that special restrictions apply when dealing with government employees. For more information, see the next section on Working With Governments. In all cases, when in doubt, seek guidance.

                               GENERAL PRINCIPLES

     o The Code prohibits employees from accepting lavish gifts or entertainment. This is an area in which your judgment is critical. For instance, modest holiday gifts are usually fine. But an expensive weekend trip probably would not be. If you are uncertain, seek prior written approval from your Principal Manager.

     o Gifts and entertainment for customers, potential customers and suppliers must support the legitimate business interests of the Company and should be reasonable and appropriate under the circumstances. Always be sensitive to our customers' and suppliers' own rules on receiving gifts and entertainment.

     o Company stock cannot be given as a gift on behalf of the Company under any circumstances.

     o Consistent with the obligation we all have to act with integrity and honesty at all times, you should deal fairly with the Company's customers, suppliers, competitors and employees. No director, officer or employee should take unfair advantage of anyone through misrepresentation or any unfair business practice.

                                  WORKING with

                                   GOVERNMENTS

                                    OVERVIEW

Conducting business with governments is not the same as conducting business with private parties. These transactions often are covered by special legal rules. You should consult with Company legal counsel to be certain that you are aware of any such rules and you must have approval of local legal counsel before providing anything of value to a government official.

The Company prohibits the payment of bribes to government officials. "Government officials" are employees of any government anywhere in the world, even low-ranking employees or employees of government-controlled entities. The term "government officials" also includes political parties and candidates for political office. It is your obligation to understand whether someone you deal with is a government official. When in doubt, consult legal counsel.

In some countries it may be customary at times to pay government employees for performing their required duties. These facilitating payments, as they are known, are small sums paid to facilitate or expedite routine, non-discretionary government actions, such as obtaining phone service or an ordinary license. In contrast, a bribe, which is never permissible, is giving or offering to give anything of value to a government official to influence a discretionary decision.

Understanding the difference between a bribe and a facilitating payment is critically important. Consult with your division legal counsel before acting.

                               GENERAL PRINCIPLES

     o The ban on bribes applies to third parties acting on behalf of the Company, including all contractors and consultants. Employees must not engage a contractor or consultant if the employee has reason to believe that the contractor or consultant may attempt to bribe a government official.

     o The Company may hire government officials or employees to perform services that have a legitimate business purpose, with the prior approval of the Principal Manager. For example, an off duty police officer might provide security. Government officials should never be hired to perform services that conflict with their official duties.

     o All facilitating payments must be approved in advance by division legal counsel and recorded appropriately.

     o    Political contributions by the Company are not permitted.

                                   PROTECTING

                                   INFORMATION

                                    OVERVIEW

It is your obligation to safeguard the Company's nonpublic information. You should not share this information with anyone outside the Company unless it is necessary as part of your work responsibilities.

Nonpublic information is any information that has not been disclosed or made available to the general public. Trading in stocks or securities based on nonpublic information, or providing nonpublic information to others so that they may trade, is illegal and may result in prosecution.

Nonpublic information includes items such as financial or technical data, plans for acquisitions or divestitures, new products, inventions or marketing campaigns, personal information about employees, major contracts, expansion plans, financing transactions, major management changes and other corporate developments.

                               GENERAL PRINCIPLES

     o Disclosure of nonpublic information to anyone outside the Company, except when disclosure is required for business purposes and appropriate steps have been taken to prevent the misuse of the information is not permitted.

     o Employees may not buy or sell stocks or securities based on nonpublic information obtained from their work at the Company.

     o Disclosing nonpublic information to others, including family and friends, is a violation of the Code and may violate the law.

     o Just as the Company values and protects its own nonpublic information, we respect the nonpublic information of other companies. If you have any questions about obtaining or using nonpublic information of other Companies, contact Company legal counsel for guidance.

     o Records should be retained or discarded in accordance with the Company's record retention policies. Consult with Company legal counsel regarding retention of records in the case of actual or threatened litigation or governmental investigation.

                                 ADMINISTRATION

                                       of

                                    THE CODE


                                  DISTRIBUTION

The Code will be given adequate disclosure and distribution, and may be included in the Company's internal regulations according to applicable law.

                                    APPROVALS

The appropriate Principal Managers must review and approve in writing any circumstance requiring special permission, as described in the Code. Copies of these approvals should be maintained by the Company and made available to auditors or investigators.

Waivers of any provision of this Code for officers or directors must be approved by the Board of Directors or its designated committee and promptly will be disclosed to the extent required by law or regulation.

                              MONITORING COMPLIANCE

Employees should take all responsible steps to prevent a Code violation.

Employees must report violations of the Code directly to their Principal
Managers

                                 INVESTIGATIONS

The responsibility for administering the Code, investigating violations of the Code and determining corrective and disciplinary action rests with the Chief Executive Officer and Chief Financial Officer.

The Company's audit, finance, legal and security personnel may conduct or manage investigations as deemed appropriate by the Chief Executive Officer or the Corporate Controller. They will work together with the employee's managers to recommend corrective and disciplinary actions for presentation to the Chief Executive Officer and the Chief Financial Officer.

The Chief Financial Officer and the Chief Executive Officer will periodically report, to the Board of Directors, all material Code violations and the corrective actions taken.

                              DISCIPLINARY ACTIONS

The Company strives to impose discipline for each Code violation that fits the nature and particular facts of the violation. The Company uses a system of progressive discipline. The Company generally will issue warnings or letters of reprimand for less significant, first-time offenses. Violations of a more serious nature may have other consequences according to applicable law.

Violations of this Code are not the only basis for disciplinary action. The Company has additional policies and procedures governing conduct.

                                 IT'S UP TO YOU

Administration of the Code is everyone's responsibility. There are colleagues to help you do the right thing. If you act with integrity and seek guidance when you are uncertain, you'll be doing the right thing.



All employees should understand that this Code applies to their respective employment relationship.

The Company reserves the rights to amend, alter or terminate this Code at any time and for any reason.